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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section 17(a) of the Public Utility  Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of       2. Date of Event Requiring          4. Issuer Name and Ticker or Trading Symbol
   Reporting Person*            Statement (Month/Day/Year)
                                February 19, 1999                   Advanced Financial, Inc.

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(Last)   (First)   (Middle)  3. IRS or Social Security Number    5.  Relationship of Reporting Person to  6. If Amendment, Date of
                                of Reporting Person (Voluntary)      Issuer (Check all applicable)           Original
Holtgraves, Philip J.                                                                                       (Month/Day/Year)
                                                                    x Director      x 10% Owner

                                                                    x  Officer      __ Other
                                                                    (give title    (specify below)
                                                                     below)
                                                                Chief Exec. Officer & Chairman of the Board
                                                                -------------------------------------------


---------------------------                                                                               --------------------------
        (Street)                                                                                          7. Individual or Joint/
                                                                                                             Group Filing (Check
5425 Martindale                                                                                              applicable line)
                                                                                                          __ Form filed by One
                                                                                                             Reporting Person
                                                                                                          x  Form filed by More than
                                                                                                             One Reporting Person

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(City)    (State)    (Zip)                          Table 1 - Non-Derivative Securities Beneficially Owned
Shawnee, KS   66218
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
1.  Title of Security        2.  Amount of                       3.  Ownership                            4.  Nature of Indirect
                                 Securities                          Form:  Direct                            Beneficial Ownership
                                 Beneficially Owned                  (D) or Indirect                          (Instr. 5)
                                 (Inst. 4)                           (I) (Instr. 5)
                                                                                                         By:  First Investment
     Common Stock                1,800,000                           I                                         Mortgage Co. (1)
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     * If the Form is filed by more than one Reporting  Person,  see instruction 5(b)(v).  Reminder:  Report  on a  separate  line for each  class of  securities beneficially owned directly or indirectly. (Print or Type Responses)

                                                                                                                   PAGE 1 OF 3 PAGES


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FORM 3 (cont'd.) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of         2.  Date exer-         3.  Title and         4. Conver-          5. Ownership          6. Nature of
    Derivative           cisable and            Amount of            sion or             Form of               Indirect
    Security             Expiration             Securities           Exercise            Derivative            Beneficial
    (Inst. 4)            Date (Month/           Underlying           Price of            Security:             Ownership
                         Day/Year)              Derivative           Derivative          Direct (d)            (Instr. 5)
                                                Security             Security            or Indirect
                                                (Inst. 4)                                (I) (Instr.
                                                                                         5)

                     --------------------------------------------
                     Date      Expira-                  Amount
                     Exer-     tion        Title        or Number
                     cisable   Date                     of Shares
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 Stock Option        2/19/99   [2/19/2001] Common Stock 1,500,000     $.50               I                    By: First Investment
                               ?                                                                               Mortgage Co. (1)
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Explanation of Responses:  (1) The Reporting Person is the trustee of The Philip J. Holtgraves Revocable Trust dated June 6, 1989, which is the sole shareholder of First Mortgage Investment Co.; (2) For additional consideration, the option expiration date may be extended to 2/19/2001 and the option may be exercised in whole or in part any time after 2/19/99.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations /s/ Philip J. Holtgraves                                                    /s/ Phillip J. Holtgraves    March 1, 1999
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                                  ---------------------------  -------------
                                                                                          Philip J. Holtgraves         Date

                                                                                          FIRST MORTGAGE INVESTMENT CO.

                                                                                          By:/s/ Philip J. Holtgraves  March 1, 1999
                                                                                             ------------------------- -------------
                                                                                             Philip J. Holtgraves,     Date
                                                                                             Chairman of the Board of
                                                                                             Directors and Chief
                                                                                             Executive Officer

                                                                                          THE PHILIP J. HOLTGRAVES REVOCABLE TRUST
                                                                                            DATED JUNE 6, 1989

                                                                                          By:/s/ Philip J. Holtgraves  March 1, 1999
                                                                                             ------------------------- -------------
                                                                                             Philip J. Holtgraves,     Date
                                                                                             Trustee

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.
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Form 3;
Reporting Person - Philip J. Holtgraves
Date of Event Requiring Statement - February 19, 1999
Issuer Name - Advanced Financial, Inc.

                            List of Other Joint Filer
                               Names and Addresses


First Investment Mortgage Co.; 5425 Martindale, Shawnee, Kansas  66218

The Philip J. Holtgraves  Revocable  Trust dated June 6, 1989; 5425  Martindale;
Shawnee, Kansas 66218
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